October 30, 2023

Re: Letter of Agreement

Dear Fred:

This Letter of Agreement, which is effective as of October 30, 2023 (the “Effective Date”), summarizes the terms and conditions of your employment with Aflac Incorporated (“Aflac”) and retirement thereafter, and amends your Employment Agreement, dated April 29, 2021, as amended (including as amended by the terms of this Letter of Agreement) (the “Employment Agreement”). This Letter of Agreement shall continue in full force and effect and be binding upon the parties hereto. Except as expressly stated below in conjunction with the vesting of your restricted stock awards, no other terms of the Employment Agreement shall continue or remain operative after April 29, 2024.

Commencing as of the Effective Date, you will continue to serve as President and Chief Operating Officer through December 31, 2023, subject to the terms and conditions of your Employment Agreement. Your position will continue to be the same, and you will continue with your international assignment through December 30, 2023. Beginning January 1, 2024, your position and title will change to Executive Vice President. As Executive Vice President, you will provide services as needed for the transition of your responsibilities through your retirement date of September 30, 2024. On this basis, this Letter of Agreement provides notice to you that your Employment Agreement will not be extended by its terms effective May 1, 2024.

Your compensation and benefits for the period October 30, 2023, through September 30, 2024, will be as follows:

•Base Salary. Your annualized base salary will remain the same as is currently in effect.

•Benefits. You will be eligible to receive employee benefits as other active Aflac U.S. employees until your retirement date.

•Management Incentive Plan. For 2023 you will continue to be eligible to receive the discretionary bonus under Aflac’s Management Incentive Plan (MIP) on the same basis as all other active participants through December 31, 2023. You will receive an amount determined under Aflac’s MIP with a target level based on 200% of your base salary in 2023. For 2024, you will not be eligible to receive the discretionary bonus under the MIP.

•Stock Options and Awards. As of October 30, 2023, you will not be eligible to receive future equity grants during your employment with Aflac. Your 2021 Performance Restricted Stock Award will vest in February 2024 under the specified terms of that
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award agreement. Your 2022 and 2023 Performance Restricted Awards will vest as if you remained employed through each of the applicable vesting periods, but subject to the applicable Aflac performance criteria. In consideration of Aflac continuing to honor the 2022 and 2023 restrictive stock awards, you will agree to be subject to, and comply with, the terms of the restrictive covenants in Paragraphs 15.A to 15.G and 16 of the Employment Agreement, the paragraphs of which will survive the termination of the Employment Agreement. The 2022 and 2023 restricted stock awards will vest on the following dates:

◦Your 2022 Performance Restricted Award will vest in February 2025.
◦Your 2023 Performance Restricted Award will vest in February 2026.

•Executive Deferred Compensation Plan. You will be eligible to receive a final contribution to the Aflac Incorporated Executive Deferred Compensation Plan (“EDCP”) equal to 15% of your Annual Compensation for 2023. Your “Annual Compensation” generally is equal to the amount of your wages, salary and cash bonuses, for services performed during a calendar year. Additionally, upon your retirement on September 30, 2024, your EDCP account will become fully vested.

•Retirement Benefits. You will continue to be an active participant in the Aflac 401(k) Savings and Profit Sharing Plan (401(k) Plan) through September 30, 2024, and in the EDCP through the date of your separation from service, on the same basis as all other active participants. You may take a distribution from the 401(k) Plan after your retirement, and your EDCP distributions will be based the terms of the EDCP and the elections you have made under that plan. Your healthcare benefits will end on your retirement date, but you, your spouse and dependents will be eligible for up to 18 months of COBRA continuation coverage. The Company will provide a lump-sum payment to you in the amount of $36,537 to cover the cost of the COBRA premiums for 18 months (based on 2023 COBRA rates). You will not be eligible to participate in the Retiree Medical Plan upon retirement.

•Income Tax Assistance Associated with International Assignment. The designated Tax Services Provider will prepare your Home Country and Host Country tax returns as required during the international assignment. The Tax Services Provider will continue to prepare your Home Country and Host Country tax returns for you and your spouse until the trailing tax due has been incurred after the overseas assignment ends.

In connection with your international assignment, Aflac will pay for (1) tax equalization (both taxes and expenses for related services, as described below) under the terms of the Aflac tax equalization program for Japan taxes and (2) preparation of your joint tax returns due in 2024. The Japan taxes shall include and be limited to Japan municipality taxes due in 2023. The expenses shall include and be limited to expenses for the Tax Services Provider for calculating the Japan taxes, preparing and filing any Japan tax returns due in 2024, and any other tax services rendered in connection with your international assignment. You will be required to reimburse Aflac for the foreign tax filing benefit (including any refund that you may receive of U.S. taxes or Japanese taxes due to the tax amounts paid by Aflac on your behalf). Any payments and reimbursements made under this provision will be paid under the terms of Aflac’s tax equalization policy.

This Letter of Agreement is an amendment to your Employment Agreement and supersedes your Employment Agreement to the extent that there are any conflicting provisions or terms.

Sincerely,

/s/ Dan Amos
Dan Amos

Acknowledgement of Receipt and Agree:

/s/ Frederick Crawford	Date:	October 30, 2023
Frederick Crawford